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Exhibit 21.1


Set forth below is a list of the significant subsidiaries of the Company.

Burnup & Sims of Texas, Inc.
Burnup & Sims Telcom of Florida, Inc.
Church & Tower, Inc.
Church & Tower Fiber Tel, Inc.
Church & Tower of TN, Inc.
Harrison-Wright Co., Inc.
Kennedy Cable Construction, Inc.
LatLink Corporation
MasTec ComTec of California, Inc.
MasTec ComTec of the Carolinas, Inc.
MasTec International, Inc.
MasTec Technologies, Inc.
R.D. Moody & Associates, Inc.
Shanco Corporation
Sistemas e Instalaciones de Telecomunicacion, S.A.
Aidco, Inc.
B&D Contractors of Shelby, Inc.
C & S Directional Boring, Inc.
E.L. Dalton & Company, Inc.
M. E.  Hunter & Associates, Inc.
Phasecom Systems, Inc.
Weeks Construction Company
Wilde construction, Inc.
MasTecInepar S/A Sistemas de Telecomunicacoes